UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2023

EzFill Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-40809	83-4260623
(Commission File Number)	(IRS Employer Identification No.)

2999 NE 191st Street, Aventura, Florida 33180

(Address of Principal Executive Offices)

305-791-1169

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001	EZFL	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed on January 27, 2023, on January 23, 2023, EzFill Holdings, Inc. (the “Company) entered into an agreement (the “Consulting Agreement”) with Lunar Project LLC (the “Consultant”) for consultant services. In exchange for its services, the Consultant would receive options to purchase 1,600,000 restricted shares of the Company’s common stock (the “Options”). At the end of the Consultant Agreement’s term, unless extended by the parties in writing, all unvested Options would immediately expire. In conjunction with the Consulting Agreement, the Consultant entered into several Non-Qualified Stock Option Agreements (“Option Agreements”) with the Company. Within each of the aforementioned Option Agreements, there were performance conditions and vesting dates with specific percentages of shares to vest.

On August 4, 2023, the Consultant sent notice to the Company terminating the Consulting Agreement, the Option Agreements and forfeiting the Options. None of the options granted pursuant to the agreements vested and no compensation was earned by the Consultant. The Consultant is a shareholder of the Company, and, upon termination of the aforementioned agreements, the managing member of Lunar Project LLC was appointed to the Board of Directors of the Company effective August 4, 2023.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 8, 2023, the Company received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, due to the previously disclosed resignations of Allen Weiss, Luis Reyes, Mark Lev, and Jack Levine from the Company’s Board of Directors (the “Board”), the Company, effective July 28, 2023, is not in compliance with Nasdaq’s majority independent board and independent audit, compensation, and nominating committee requirements as set forth in Listing Rule 5605.

The Company will have until September 22, 2023 to submit a plan to regain compliance to Nasdaq. If the Company’s plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from August 8, 2023 to evidence compliance.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2023, the Board appointed Messrs. Jack Leibler; Sean Oppen; and Yehuda Levy to the Board, effective August 4, 2023. The Board has appointed both Messrs. Leibler and Oppen to serve as independent board members.

Mr. Jack Leibler, age 83, previously served as an adjunct professor at New York University. In 1964, Mr. Leibler graduated from Yale Law School and was admitted to the state bar of New York in 1965. From 1965 to 1972, Mr. Leibler worked at various law firms. From 1972 to 1998, Mr. Leibler was employed at the Port Authority of New York and New Jersey, where he was involved in several large-scale programs. Upon retiring from the Port Authority of New York and New Jersey, Mr. Leibler began a consulting company, consulting large private interests through 2013. Since 2016, Mr. Leibler has been retired. Mr. Leibler’s term as a member of the Board will continue until its expiration or renewal at the Company’s next annual meeting of shareholders or until his earlier resignation or removal.

Mr. Sean Oppen, age 49, has been a managing member of Strategic Exchange Management, LLC since 2002. Mr. Oppen has experience in evaluating international investment and lending opportunities in small to medium size businesses.

Mr. Levy, age 30, has been serving as the Company’s interim chief executive officer since April 24, 2023. He is the founder of EzFill FL, LLC, which was sold to the Company in 2019. Since then, Mr. Levy has served in various roles at the Company; most recently, he acted as the Company’s Vice-President of Operations.

In connection with their service on the Board, Messrs. Leibler and Oppen will receive $130,000 worth of the Company’s common stock annually, which stock compensation will be based on a specific dollar amount translated into a specific number of shares of stock. Stock grant equivalent shares will be granted annually at the Company’s annual meeting date and will fully vest in 12 months or one day before the following yearʼs annual meeting, whichever is sooner. Grants will be based on the closing price of the Company on the effective date of the grant, or the Company’s annual shareholder meeting date. Should a board member leave the Board prior to vesting, that board member will be awarded a grant on a pro rata basis based on the time spent. Compensation for Messrs. Leibler and Oppen services as board members will begin on August 4, 2023 and for this year will be pro-rated on an annual basis from August 4, 2023. Board compensation may be modified from time to time as determined by the Company’s compensation committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2023

EZFILL HOLDINGS, INC.

/s/ Yehuda Levy
Yehuda Levy
Interim Chief Executive Officer